     CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We have issued our report dated December 20, 2024, accompanying the financial statements of Investment Grade Income Trust, 10-20 Year Series 31 (included in Van Kampen Unit Trusts, Taxable Income Series 415) as of August 31, 2024, and for each of the three years in the period ended August 31, 2024, and the financial highlights for each of the five years in the period ended August 31, 2024, contained in this Post-Effective Amendment No. 12 to Form S-6 (File No. 333-181942) and Prospectus.

     We hereby consent to the use of the aforementioned report in this Post-Effective Amendment and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

/s/ GRANT THORNTON LLP

New York, New York
December 20, 2024